EXHIBIT 99.1

Media Inquiries:

Ashley Ray

310.824.9000

aray@olmsteadwilliams.com

CURE Pharmaceutical Extends Closing Of Privately-Held Chemistry Holdings Inc. Acquisition to May 13

OXNARD, Calif., May 1, 2019 – CURE Pharmaceutical (OTC: CURR) (“CURE”), an innovative drug delivery and development company, today announced that it has extended the close of the previously announced acquisition of Chemistry Holdings Inc. (“Chemistry Holdings”, “CH”) to May 13, 2019.

This merger transaction with Chemistry Holdings, a formulation technology company that is developing innovative delivery systems for a variety of industries was originally expected to be completed on April 30, 2019 and has been rescheduled to May 13, 2019.

As a further condition to the merger, 3,780,567 shares will be moved from upfront consideration to escrow pursuant to agreements between CURE and Chemistry Holdings.

Additional information concerning this acquisition can be found in the Company’s Form 8-K filed with the Securities and Exchange Commission on May 1, 2019.

For more information about the innovative work from CURE Pharmaceutical, please visit its website at www.curepharma.com.

About CURE Pharmaceutical

CURE Pharmaceutical is a vertically integrated drug delivery and development company committed to improving drug efficacy, safety and the patient experience through its proprietary drug dosage forms and delivery systems. CURE has a full-service cGMP manufacturing facility and is a pioneering developer and manufacturer of a patented and proprietary delivery system (CUREfilm™), one of the most advanced oral thin film on the market today. CURE is developing an array of products in innovative delivery platforms and partners with biotech and pharmaceutical companies. CURE has positioned itself to advance numerous therapeutic categories, including the pharmaceutical cannabis sector with partnerships in the U.S., Canada and Israel. The company’s mission is to improve people’s lives by redefining how medicines are delivered and experienced.

This press release contains forward-looking statements that involve risks and uncertainties. There are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the ability to satisfy the conditions to close the merger, risks associated with realizing the expected benefits of the merger, the ability to successfully market our products, the difficulty in predicting the timing or outcome of other product research and development efforts, potential product characteristics and indications, marketing approvals and launches of other products, the impact of pharmaceutical industry regulation, the impact of competitive products and pricing, the acceptance and demand of new pharmaceutical products, the impact of patents and other proprietary rights held by competitors and other third parties and the ability to obtain financing on favorable terms. The forward-looking statements in this press release reflect the Company’s judgment as of the date of this press release. The Company disclaims any intent or obligation to update these forward-looking statements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of our securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.